Exhibit 10.12
WILSON BANK AND TRUST
EXECUTIVE SALARY CONTINUATION AGREEMENT
     THIS AGREEMENT, made and entered into this 28 day of July, 2006, by and between Wilson Bank and Trust, a Tennessee commercial bank organized and existing under the laws of the State of Tennessee (hereinafter referred to as the “Bank”), and John C. McDearman, III an Executive of the Bank (hereinafter referred to as the “Executive”).
     WHEREAS, the Executive has been and continues to be a valued Executive of the Bank, and is now serving the Bank; and
     WHEREAS, it is the consensus of the Board of Directors (hereinafter referred to as the “Board”) that the Executive’s services to the Bank in the past have been of exceptional merit and have constituted an invaluable contribution to the general welfare of the Bank and in bringing it to its present status of operating efficiency, and its present position in its field of activity; and
     WHEREAS, the experience of the Executive, his knowledge of the affairs of the Bank, his reputation, and contacts in the industry are so valuable that assurance of his continued services is essential for the future growth and profits of the Bank and it is in the best interest of the Bank to arrange terms of continued employment for the Executive so as to reasonably assure his remaining in the Bank’s employment during his lifetime or until the age of retirement; and
     WHEREAS, it is the desire of the Bank that his services be retained as herein provided; and
     WHEREAS, the Executive is willing to continue in the employ of the Bank provided the Bank agrees to pay him or his beneficiaries certain benefits in accordance with the terms and conditions hereinafter set forth;
     ACCORDINGLY, it is the desire of the Bank and the Executive to enter into this agreement under which the Bank will agree to make certain payments to the Executive at retirement or his beneficiary in the event of his premature death while employed by the Bank; and
     FURTHERMORE, it is the intent of the parties hereto that this agreement be considered an unfunded arrangement maintained primarily to provide supplemental benefits for the Executive, as a member of a select group of management or highly compensated employees of the Bank for purposes of the Employee Retirement Income Security Act of 1974.

     NOW, THEREFORE, in consideration of services performed in the past and to be performed in the future as well as of the mutual promises and covenants herein contained it is agreed as follows:
EMPLOYMENT
1.	The Executive is an employee at will of the Bank. Except as otherwise expressly provided herein, this Agreement does not alter or affect the Executive’s employment relations with the Bank. Nothing contained herein shall be construed as conferring up on the Executive the right to be retained as an employee of the Bank. The Executive agrees to serve the Bank, under the direction of the Board of Directors, faithfully, diligently, competently and to the best of his abilities.
FRINGE BENEFITS
2.	The salary continuation benefits provided by this agreement are granted by the Bank as a fringe benefit to the Executive and are not part of any salary reduction plan or an arrangement deferring a bonus or a salary increase. The Executive has no option to take any current payment or bonus in lieu of these salary continuation benefits except as set forth hereinafter.
RETIREMENT DATE
3.	(a)	If Executive remains in the continuous employ of the Bank, he shall retire from active employment with the Bank as of the December 31st nearest his sixty-fifth (65th) birthday, unless by action of the Board of Directors his period of active employment shall be shortened or extended.

	(b)	Early Retirement Date shall mean a retirement from service, which is effective prior to the Retirement Date set forth in Subparagraph 3(a) herein, provided the Executive has attained age fifty-five (55).
RETIREMENT BENEFIT
4.	(a)	Upon retirement the Bank in accordance with Paragraph 3(a) and subject to Paragraph 4(b) and 8, commencing with the first day of the month following the date of such retirement, shall pay Executive an annual benefit equal to sixty percent (60%) of the Executives salary and bonus at the time of retirement, less fifty percent (50%) of the Executive’s social security and one hundred percent (100%) of the Bank’s portion of the Executive’s 401(k) and profit sharing payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months.

(i)	If the Executive retires early as set forth in Subparagraph 3(b), and subject to Paragraph 4(b) and 8, commencing with the first day of the month following the date of the Executive’s sixty-fifth (65th) birthday, the Bank shall pay Executive an annual benefit equal to Sixty percent (60%) of the Executive’s salary and bonus at the time of early retirement, less fifty percent (50%) of the Executive’s social security at age sixty-five (65) and one hundred percent (100%) of the Bank’s portion of the Executive’s 401(k) and one hundred percent (100%) of profit sharing assuming a seven percent (7%) growth to Executive’s age sixty-five (65) annuitized (assuming a 15 year annuity), payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months.

In accordance with the Internal Revenue Code §409 A, if the Executive is a Key Employee, and said Bank is publicly traded at the time of retirement, any such benefit payment shall be withheld for six (6) months following such retirement. The aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh (7th) month following such retirement.
(b)	The Executive’s Retirement Benefit as provided for in Paragraph 4(a) and 4(a)(i) shall be reduced if the Bank’s average return on assets is below one percent (1%) upon Executive’s termination of employment. Average return on assets shall be calculated from the effective date of this Agreement to the Executive’s termination of employment. Return on assets for this purpose shall be the return on assets of the Bank as defined and disclosed in the Bank’s annual report. If the Bank’s average return on assets during the term of this agreement is below one percent (1%) then the benefit due to the Executive under Paragraph 4(a) shall receive a certain percentage of such benefit in accordance with the following schedule:

Average	Percentage
Return on Assets	of Benefits
1% or greater	100%
0.90% - 0.99%	90%
0.80% - 0.89%	80%
0.70% - 0.79%	70%
Below 0.70%	0%

DEATH BENEFIT
5.	In the event of the Executive’s death, this Agreement shall terminate and no death benefits shall be payable hereunder.
DISABILITY BENEFIT PRIOR TO RETIREMENT
6.	In the event the Executive should become disabled while actively employed by the Bank at anytime after the effective date of this Agreement but prior to retirement or early retirement, the Bank will pay an annual benefit equal to sixty percent (60%) of the Executives salary and bonus at the time of disability, payable in equal monthly installments (of 1/12 of the annual benefit) for a period of one hundred eighty (180) months. “Disabled” for purposes of this Paragraph 6 shall mean the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank. If there is a dispute regarding whether the Executive is disabled, such dispute shall be resolved by a physician mutually selected by the Bank and the Executive and such resolution shall be binding upon all parties to this Agreement.
OTHER TERMINATION OF EMPLOYMENT
7.	(a)	In the event that the Executive’s employment shall terminate for any reason other than death, disability (as defined in Paragraph 6) or retirement (in accordance with Paragraph 3), by his voluntary action or his discharge by the Bank without cause, the Bank shall pay to the Executive the vested portion of his accrued liability retirement account paid in a lump sum within thirty (30) following said termination of employment. If the Executive is a Key Employee of a publicly traded bank at the time of termination, payment will be withheld for six (6) months.

	(b)	In the event the Executive shall be discharged by the Bank for cause, then all of the Executive’s rights under this Agreement shall terminate and he shall forfeit all benefits under this Agreement. For purposes of this Paragraph 7(b), “for cause” shall mean gross negligence or willful misconduct, the commission of a felony or gross-misdemeanor involving moral turpitude, fraud, dishonesty, embezzlement, willful violation of any law or any other behavior or act that results in any adverse effect on the Bank as may be determined by the Bank in its sole discretion.
VESTING
8.	Except for such benefits provided in Paragraph 6, the Executive shall vest in the accrued liability retirement account in accordance with the schedule listed in Exhibit I to this Agreement. The Executive will be credited with a year of participation for each anniversary thereafter of the effective date of this Agreement as set forth in Paragraph 22 herein, for which the Executive remains in the employ of the Bank.
BENEFIT ACCOUNTING
9.	The Bank shall account for this benefit using the regulatory accounting principles of the Bank’s primary federal regulators. The Bank shall establish an accrued liability retirement account for the Executive into which appropriate reserves shall be accrued.
PARTICIPATION IN OTHER PLANS
10.	The benefits provided hereunder shall be in addition to Executive’s annual salary as determined by the Board of Directors, and shall not affect the right of Executive to participate in any current or future Bank Retirement Plan, group insurance, bonus, or in any supplemental compensation arrangement which constitutes a part of the Bank’s regular compensation structure.
NON-COMPETE
11.	The payment of benefits under this Agreement shall be contingent upon the Executive’s not engaging in any activity that directly or indirectly competes with the Bank’s interests for a period of 1 year commencing on the date the Executive’s employment with the Bank is terminated, within Wilson, Davidson, Sumner, Trousdale, Smith, DeKalb, Cannon, Rutherford and Williamson counties in the State of Tennessee; provided, however, that the Bank shall not be entitled to injunctive enforcement of the non-compete provisions of this Paragraph 11, its sole remedy for a violation by the Executive of the non-compete provisions of this Paragraph 11 being the right to cease the payments of benefits under this Agreement. In the event there is a change of control as defined in Paragraph 12, the provisions of this Paragraph 11 shall not apply, and the Executive shall be entitled to the payment of benefits as set forth in Paragraph 12.

CHANGE OF CONTROL
12.	The Bank agrees that if there is a change in control of the ownership of the Bank or its parent company, Wilson Bank Holding Company, permits its business activities to be taken over by any other organization, or ceases its business activities or terminates its existence, the Executive will then be considered to be vested in one hundred percent (100%) of the retirement benefit to be paid to the Executive pursuant to Paragraph 4(a) or 4(a)(i) above and shall not be subject to any reduction as provided for in Paragraph 4(b) and shall not be subject to the non-compete provisions in Paragraph 11. For purposes of this Paragraph 12, “change of control” means the occurrence of any one of the following:
a.	the acquisition of more than fifty percent (50%) of the value or voting power of the Bank’s stock by a person or group;

b.	the acquisition in a period of twelve (12) months or less of at least thirty-five percent (35%) of the Bank’s stock by a person or group;

c.	the replacement of a majority of the Bank’s board in a period of twelve (12) months or less by Directors who were not endorsed by a majority of the current board members; or

d.	the acquisition in a period of twelve (12) months or less of forty percent (40%) or more of the Bank’s assets by an unrelated entity.
In the event the Executive suffers a termination of employment subsequent to a Change of Control, the Executive shall be entitled to the benefits set forth in Subparagraph 4(a)(i) assuming that the Executive was employed by the Bank until age fifty-five (55) or, if the Executive suffers a termination of service subsequent to a Change of Control and the Executive is older than fifty-five (55), then the percentage of the Executive’s salary and bonus shall be determined from the Executive’s salary and bonus at said time of termination. All other reductions set forth in said Subparagraph 4(a)(i) shall be determined to the Executive’s age sixty-five (65). Said benefits shall commence thirty (30) days following said termination of service and shall be in accordance with IRC §409A.
ALIENABILITY
13.	It is agreed that neither the Executive nor his/her spouse nor any designated beneficiary, shall have any right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the right thereto are expressly declared to be non- assignable and non-transferable; and, in the event of any attempted assignment or transfer, the Bank shall have no further liability hereunder.

RESTRICTIONS ON FUNDING
14.	The Bank shall have no obligation to set aside earmark, or entrust any fund or money with which to pay its obligations under this Agreement. The Bank reserves the absolute right at its sole discretion to either fund the obligations undertaken by this Agreement or to refrain from funding the same and determine the extent, nature, and method of such funding.
GENERAL ASSETS OF THE BANK
15.	The rights of the Executive under this Agreement and of any beneficiary of the Executive shall be solely those of an unsecured creditor of the Bank. If the Bank shall acquire an insurance policy or any other asset in connection with the liabilities assumed by it hereunder, it is expressly understood and agreed that neither the Executive nor any beneficiary of the Executive shall have any right with respect to, or claim against, such policy or other asset. Such policy or asset shall not be deemed to be held under any trust for the benefit of the Executive or his beneficiaries or to be held in any way as collateral security for the fulfilling of the obligations of the Bank under this Agreement. It shall be, and remain a general, unpledged unrestricted asset of the Bank and the Executive or any of his beneficiaries shall not have a greater claim to the insurance policy or other assets, or any interest in either of them, than any other general creditor of the Bank.
ADMINISTRATIVE AND CLAIMS PROVISION
16.	Plan Administrator:

The “Plan Administrator” of this Executive Plan shall be Wilson Bank and Trust. As Plan Administrator, the Bank shall be responsible for the management, control and administration of the Executive Plan. The Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Executive Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

Claims Procedure:
a.	Filing a Claim for Benefits:

Any insured, beneficiary, or other individual, (“Claimant”) entitled to benefits under this Executive Plan will file a claim request with the Plan Administrator. The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the

Claimant where such forms and instructions may be obtained. If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).
b.	Denial of Claim:

A claim for benefits under this Executive Plan will be denied if the Bank determines that the Claimant is not entitled to receive benefits under the Executive Plan. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator. This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim. In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days. However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days. In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary. Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

c.	Content of Notice:

The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:
(i.)	The specific reason or reasons for the denial;

(ii.)	Specific reference to pertinent Executive Plan provisions on which the denial is based;

(iii.)	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

(iv.)	Any other information required by applicable regulations, including with respect to disability benefits.

d.	Review Procedure:

The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review. The Claimant, or his duly authorized representative, may:
(i.)	Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim. If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

(ii.)	Review and copy (free of charge) pertinent Executive Plan documents, records and other information relevant to the Claimant’s claim for benefits;

(iii.)	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.
e.	Decision on Review:

A decision on review of a denied claim shall be made in the following manner:
(i.)	The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s). The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review. In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period. In no event shall the extension exceed a period of sixty (60) days from the end of the initial period. In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period. In no event shall the extension exceed a period of thirty (30) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.
(ii.)	The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Executive Plan provisions upon which the decision is based.

(iii.)	The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination. Additional considerations shall be required in the case of a claim for disability benefits. For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment. The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual. If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

(iv.)	The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

f.	Exhaustion of Remedies:

A Claimant must follow the claims review procedures under this Executive Plan and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.
Arbitration:

If claimants continue to dispute the benefit denial based upon completed performance of this Executive Plan or the meaning and effect of the terms and conditions thereof, then claimants may submit the dispute to an Arbitrator for final arbitration. The Arbitrator shall be selected by mutual agreement of the Bank and the claimants. The Arbitrator shall operate under any generally recognized set of arbitration rules. The parties hereto agree that they and their heirs, personal representatives, successors and assigns shall be bound by the decision of such Arbitrator with respect to any controversy properly submitted to it for determination.

Where a dispute arises as to the Bank’s discharge of the Executive “for cause,” such dispute shall likewise be submitted to arbitration as above described and the parties hereto agree to be bound by the decision thereunder.
AMENDMENT
17.	The Agreement may be amended in whole or in part from time to time by the Bank. However, any modification to this Agreement must be in writing.
INTERPRETATION
18.	The Bank, acting in good faith, shall have reasonable discretion to interpret this Agreement. The Bank’s interpretation and actions hereunder, if made in the exercise of good faith discretion and not in an arbitrary and capricious manner, shall be conclusive and binding upon all persons for all purposes. Unless the Board of Directors of the Bank determines otherwise regarding the interpretation of this Agreement or the review of claims pursuant to Paragraph 16, the Chairman of the Board shall interpret this agreement and review any claim acting on behalf of the Bank. Neither the Bank nor any of its officers, employees or members of the Board of Directors (including the Chairman of the Board) shall be liable to the Executive or any other person for any action taken in connection with the interpretation of the Agreement.

HEADINGS
19.	Headings and subheadings of this Agreement are inserted for reference and convenience only and shall not be deemed a part of this Agreement.
APPLICABLE LAW
20.	The validity and interpretation of this Agreement shall be governed by the laws of the State of Tennessee.
BINDING EFFECT
21.	Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to benefit of the Executive and the Bank and their respective successors and permitted assigns.
EFFECTIVE DATE
22.	The effective date of this Agreement shall be January 1, 2006.
     IN WITNESS WHEREOF, Wilson Bank and Trust has caused this Agreement to be signed in its corporate name by its duly authorized officer, and attested by its Secretary, and the Executive has hereunto set his hand, all on the day and year first above written.

WILSON BANK AND TRUST
Lebanon, TN

By:	/s/ Elmer Richerson
Title:	President

ATTEST:

/s/ Becky F. Taylor Secretary

/s/ John C. McDearman, III John C. McDearman, III

EXHIBIT 1
VESTING SCHEDULE

YEAR(S) OF	AMOUNT OF RETIREMENT BENEFIT
PARTICIPATION	IN WHICH VESTING OCCURS
1	6%
2	12%
3	18%
4	24%
5	30%
6	36%
7	42%
8	48%
9	54%
10	60%
11	66%
12	72%
13	78%
14	84%
15	90%
16	96%
17 and thereafter	100%